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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                -------------
                                SCHEDULE 13E-4
                        ISSUER TENDER OFFER STATEMENT
    (PURSUANT TO SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)
                                -------------
                           THE MARQUEE GROUP, INC.
                             (Name of the Issuer)
                           THE MARQUEE GROUP, INC.
                     (Name of Person(s) Filing Statement)
                                   WARRANTS
                        (Title of Class of Securities)
                                  570906115
                    (CUSIP Number of Class of Securities)
                        ROBERT M. GUTKOWSKI, PRESIDENT
                              888 SEVENTH AVENUE
                           NEW YORK, NEW YORK 10019
                                (212) 728-2000
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
         and Communications on Behalf of Person(s) Filing Statement)
                                   Copy to:
                             AMAR BUDARAPU, ESQ.
                               BAKER & MCKENZIE
                               805 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 751-5700
                                JULY 23, 1997
    (Date Tender Offer First Published, Sent or Given to Security Holders)
                                -------------
                          CALCULATION OF FILING FEE

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  TRANSACTION VALUATION(1)                             AMOUNT OF FILING FEE(2)
  $10,168,114.50                                                      $2033.62
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(1)    Estimated solely for purposes of calculating the filing fee. Assumes purchase of all 4,519,162 outstanding warrants at $2.25 per warrant.
(2) Calculated according to Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended, based upon the transaction valuation multiplied by one fiftieth of one percent.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
       Amount Previously Paid:    --------------
       Filing Party:              --------------
       Form or Registration No.:  --------------
       Date Filed:                --------------
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ITEM 1. SECURITY AND ISSUER.

(a) The name of the issuer is The Marquee Group, Inc., a Delaware corporation (the "Company"), which has its principal executive offices at 888 Seventh Avenue, New York, New York 10019, telephone number (212) 728-2000.

(b) The information set forth in the front cover page, "Introduction," "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer," "Section 4. Expiration Date; Extension of the Offer" and "Section 12. Transactions and Arrangements Concerning the Warrants" of the Offer to Purchase, a copy of which is attached hereto as Exhibit (a)(1) (the "Offer to Purchase"), is incorporated herein by reference.

(c) The information set forth in the front cover page, "Introduction," "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "Section 9. Price Range of Warrants" of the Offer to Purchase is incorporated herein by reference.

(d)      This statement is being filed by the issuer.

ITEM 2. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

(a)-(b) The information set forth in "Section 11. Source and Amount of Funds" of the Offer to Purchase is incorporated herein by reference.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

(a)-(j) The information set forth in "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" of the Offer to Purchase is incorporated herein by reference.

ITEM 4. INTEREST IN SECURITIES OF THE ISSUER.

   The information set forth in "Section 12. Transactions and Arrangements Concerning the Warrants" of the Offer to Purchase is incorporated herein by reference.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE ISSUER'S SECURITIES.

   The information set forth in "Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "Section 12. Transactions and Arrangements Concerning the Warrants" of the Offer to Purchase is incorporated herein by reference.

ITEM 6. PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

   The information set forth in "Section 14. Fees and Expenses" of the Offer to Purchase is incorporated herein by reference.

ITEM 7. FINANCIAL INFORMATION.

(a)-(b) The information set forth in "Section 10. Certain Information Concerning the Company" of the Offer to Purchase and in the sections entitled "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Statements" and "Index to Financial Statements" contained in Exhibit (g) hereto is incorporated herein by reference.

ITEM 8. ADDITIONAL INFORMATION.

(a) The information set forth in "Section 12. Transactions and Arrangements Concerning the Warrants" of the Offer to Purchase is incorporated herein by reference.

(b) The information set forth in "Section 3. Certain Legal Matters; Regulatory and Foreign Approvals; No Appraisal Rights" of the Offer to Purchase is incorporated herein by reference.

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(c)      The information set forth in "Section 1. Purpose of the Offer;
         Certain Effects of the Offer; Plans of the Company After the Offer" of the Offer to Purchase is incorporated herein by reference.

(d)      Not applicable.

(e) Reference is hereby made to the Offer to Purchase and the related Letter of Transmittal, copies of which are attached hereto as Exhibits (a)(1) and (a)(2), respectively, and incorporated in their entirety herein by reference.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

(a)(1)   Form of Offer to Purchase dated July 23, 1997.

(a)(2)   Form of Letter of Transmittal.

(a)(3)   Form of Notice of Guaranteed Delivery.

(a)(4) Form of letter to brokers, dealers, commercial banks, trust companies and other nominees dated July 23, 1997.

(a)(5) Form of letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees dated July 23, 1997.

(a)(6)   Letter to holders of Warrants dated July 23, 1997.

(a)(7)   Form of press release dated July 23, 1997.

(a)(8) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(b)      None.

(c)      None.

(d)      None.

(e)      None.

(f)      None.

(g)      Preliminary prospectus of the Company relating to the Stock
         Offering.

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   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 23, 1997                                    THE MARQUEE GROUP, INC.,
                                                 a Delaware corporation

                                                 By: /s/ Robert M. Gutkowski
                                                 -----------------------------
                                                     Robert M. Gutkowski
                                                     President and Chief
                                                     Executive Officer

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                                EXHIBIT INDEX

  EXHIBIT NO.                                              DESCRIPTION
--------------- -----------------------------------------------------------------------------------------------
(a)(1)          Form of Offer to Purchase dated July 23, 1997.
(a)(2)          Form of Letter of Transmittal.
(a)(3)          Form of Notice of Guaranteed Delivery.
(a)(4)          Form of letter to brokers, dealers, commercial banks, trust companies and other nominees dated July
                23, 1997.
(a)(5)          Form of letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees dated July 23, 1997.
(a)(6)          Letter to holders of Warrants dated July 23, 1997.
(a)(7)          Form of press release dated July 23, 1997.
(a)(8)          Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(g)             Preliminary prospectus of the Company relating to the Stock Offering.

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